Microsoft Certified Solution Provider
                              www.genisystems.com
                        654 North Belt East. Suite 310
                             Houston. Texas 77060
                              Office 281.820.0200
                               Fax 281.447.8291

February 25, 2000

Mr. Jeff Michaud
Cable Constructors, Inc.
105 Kent Street
Iron Mountain. M1 49801

Dear Mr. Michaud,

Genisys Information Systems, Inc. ("Genisys") is pleased to have the opportunity to provide project management consulting services to Charter Communications. Inc. ("Charter") through your company. Genisys will provide these services to Cable Constructors, Inc. (CCI") as a subcontractor on work CCI is performing for Charter. This letter documents our understanding of the terms of our relationship:

Services:      Genisys will provide project management consultants in various regions across the United States as requested by Charter. Other personnel could be requested from Genisys at a later time to accomplish more clerical, scheduling tasks.

Compensation:  Genisys project management consultants will be billed to CCI at a rate of $150 per hour. Other personnel classifications as requested by CCI will be billed at a rate agreed to by Genisys and CCI. Genisys will also be reimbursed for usual and customary travel related expense.

Invoicing:     Genisys will invoice CCI on either a bi-weekly or weekly basis for work on which CCI has a purchase order from Charter. Such invoices will indicate the person performing the work, where the work was performed, what work was performed, rate per hour, number of hours per task, and total amount.

Payment: CCI will reimburse Genisys within 60 days of receipt of the invoice. Payment to Genisys is not dependent upon CCI receiving payment from Charter.

Term: The terms of this agreement is perpetual and this agreement is cancelable with 30 days notice to either party.

     Genisys looks forward to a mutually beneficial relationship with CCI. Please contact either Gary Smith or me with any questions.

Sincerely,                                   Agreed to Terms:


/s/ Ward P. Rivenburg                        /s/ Jeffrey G. Michaud
---------------------                        -----------------------
Ward P. Rivenburg                            Jeffrey G. Michaud
Chief Financial Officer                      For Cable Constructors. Inc
                                             Vice President of Marketing